Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-85530, 333-63085, 333-82185, 333-118506, 333-172831, 333-176402, 333-193051, 333-201659, and 333-215130) and the registration statements on Form S-3 (File Nos. 333-91649 and 333-51400) of our report dated March 25, 2019, relating to our audits of the consolidated financial statements of Innodata Inc. and Subsidiaries as of December 31, 2018 and 2017, and for the years then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

Roseland, New Jersey

March 25, 2019